EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 28, 2005, with respect to the consolidated financial statements and schedule of CARBO Ceramics Inc., CARBO Ceramics Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CARBO Ceramics Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

•	Form S-8 No. 33-25845 (the CARBO Ceramics Inc. 1996 Stock Option Plan for Key Employees)

•	Form S-8 No. 333-88100 (the CARBO Ceramics Inc. 1996 Stock Option Plan for Key Employees, As Amended)

•	Form S-8 No. 333-91252 (the 1996 Stock Option Plan of Pinnacle Technologies, Inc., As Amended and Restated)

•	Form S-8 No. 333-113688 (Carbo Ceramics Inc. Savings and Profit Sharing Plan)

Ernst & Young LLP

New Orleans, Louisiana
February 28, 2005